Exhibit 99.1

NewLink Genetics Shares Immuno-Oncology Vision at Investor Day
AMES, Iowa, July 14, 2015 -- NewLink Genetics Corporation (Nasdaq:NLNK), a biopharmaceutical company at the forefront of developing and commercializing novel immuno-oncology products to improve the lives of patients with cancer, today shared its strategy for becoming a leading immuno-oncology company at a meeting for analysts and investors in New York. A link to the webcast and the slides can be accessed in the investor relations section of the company’s website, www.newlinkgenetics.com.
“The key pillars of our strategy continue to build on the emerging scientific and clinical consensus that future treatment options for patients with cancer will need to generate a targeted immune response and disrupt checkpoint blockade,” said Charles Link, Jr., M.D., Chairman and Chief Executive Officer. “We believe that our HyperAcute® Immunotherapy and IDO pathway inhibitor platform products show great promise and could be important advances for patients with cancer.”
The NewLink Genetics management team presented on key areas:

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Advancing an industry-leading immuno-oncology therapy pipeline across multiple cancer types with seven product candidates in clinical development from Phase 1 to Phase 3. Through the company’s multi-faceted immuno-oncology treatment strategy, NewLink Genetics is engaged in clinical trials for five distinct HyperAcute Immunotherapy candidates and two indoleamine 2, 3-dioxygenase (IDO) pathway inhibitor product candidates. This pipeline of immuno-oncology products is one of the broadest and most advanced of the emerging companies in the immuno-oncology field, addressing multiple cancers including pancreatic, non-small cell lung, breast, melanoma, prostate, renal and glioblastoma multiforme.

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Unique HyperAcute Immunotherapy platform. This proprietary technology produces allogeneic whole-cell vaccines engineered to express alpha gal, a carbohydrate that has been shown to produce hyperacute immune responses. HyperAcute Immunotherapy is being studied in the clinic and suggests the inducement of immune responses against pancreatic cancer, non-small-cell lung cancer, melanoma, prostate cancer and renal cancer.

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Multiple small molecules targeting the key IDO checkpoint blockade. Indoleamine 2, 3-dioxygenase (IDO) is a naturally occurring enzyme that allows the human body to suppress its immune system, when needed. Some cancers have developed the ability to employ IDO to evade immune attack. Two NewLink Genetics’ products in clinical development -indoximod and GDC-0919 (partnered with Genentech)-inhibit the IDO pathway to counteract this immune suppression.

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Founding scientific and business leadership with proven expertise in drug discovery, manufacturing, clinical development and commercialization. The company has built an effective and efficient organization with the capabilities to perform clinical trials on a broad portfolio of product candidates for numerous indications, to prepare the necessary regulatory filings and to manufacture clinical and commercial drug supply.

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Algenpantucel-L has the potential to be the first FDA-approved drug for the adjuvant treatment of patients with resected pancreatic cancer. Algenpantucel-L HyperAcute Immunotherapy was developed to address an unmet medical need in resected pancreatic cancer. Algenpantucel-L is in the late stages of a Phase 3 registration clinical trial (IMPRESS) in patients with surgically resected pancreatic cancer. The company also has begun to build out the commercial infrastructure needed to effectively launch algenpantucel-L should it receive FDA approval.

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Proven success in substantial strategic collaborations. The quality of the company’s product pipeline has been validated in its ability to form successful collaborations with two leading biopharmaceutical companies-Genentech in immuno-oncology and Merck in infectious disease.

Exhibit 99.1

“Over the next 24 months, we expect significant value-creating news flow,” commented Nicholas N. Vahanian, M.D., President and Chief Medical Officer. “In addition to pivotal results from our algenpantucel-L program covering two distinct and potential first-mover indications in pancreatic cancer (IMPRESS for patients with resected pancreatic cancer and PILLAR for patients with locally advanced or borderline resectable pancreatic cancer), we expect clinical advancements across our IDO pathway inhibitor program in multiple cancers, clinical milestones with Genentech on the clinical advancement of GDC-0919, the initiation of new combination trials and potential results from the clinical trials assessing our Ebola vaccine candidate through our partnership with Merck.”
About NewLink Genetics Corporation
NewLink Genetics is a biopharmaceutical company focused on discovering, developing and commercializing novel immuno-oncology products to improve the lives of patients with cancer. Our portfolio of product candidates are poised to further cancer-treatment research. NewLink Genetics is actively researching a unique, multifaceted immuno-oncology treatment strategy based on its HyperAcute® Immunotherapy, designed to educate patients’ natural defenses to target cancer directly and IDO pathway inhibitors to prevent tumor cells from evading the immune response either alone or in combination with other treatment options. For more information, please visit http://www.newlinkgenetics.com.
Cautionary Note Regarding Forward-Looking Statements
This press release and the presentation to which it refers contain forward-looking statements of NewLink Genetics that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "target," "potential," "will," "could," "should," "seek,"  or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about our clinical trials for product candidates and the timing of release of clinical data and other information from ongoing clinical studies; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink Genetics makes due to a number of important factors, including those risks discussed in "Risk Factors" and elsewhere in NewLink Genetics' Annual Report on Form 10-K for the year ended December 31, 2014, and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent NewLink Genetics’ views as of the date of this press release. NewLink Genetics anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink Genetics' views as of any date subsequent to the date of this press release.
Corporate Contact:
Jack Henneman
Chief Financial Officer
(515) 598-2561
Investor@newlinkgenetics.com

Investor Contact:
Donna LaVoie or Kristina Coppola
LaVoieHealthScience
(617) 374-8800, ext. 107/105
dlavoie@lavoiehealthscience.com
kcoppola@lavoiehealthscience.com